Exhibit 4.25

AMENDMENT TO WARRANTS AND CERTIFICATE OF ADJUSTMENT

This AMENDMENT TO WARRANTS AND CERTIFICATE OF ADJUSTMENT (this “Amendment”) is hereby entered into as of October 30, 2023 by and between Agile Therapeutics, Inc., a Delaware corporation (the “Company”), and Perceptive Credit Holdings III, LP, a Delaware limited partnership (the “Holder”). Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Warrants (as defined below).

WHEREAS, the Company issued that certain Common Stock Purchase Warrant dated February 10, 2020, to Perceptive Credit Holdings III, LP for 350 shares with an Exercise Price of $10.50 per share (the “First Warrant”);

WHEREAS, the Company issued that certain Common Stock Purchase Warrant dated February 10, 2020, to Perceptive Credit Holdings III, LP for 350 shares with an Exercise Price of $10.50 per share (the “Second Warrant”);

WHEREAS, the Company issued that certain First Amendment to Common Stock Purchase Warrant dated February 26, 2021, to Perceptive Credit Holdings III, LP for 225 shares with an Exercise Price of $10.50 per share (the “Third Warrant” and collectively with the First Warrant and the Second Warrant, the “Warrants”);

WHEREAS, the Company previously issued a Certificate of Adjustment with respect to the Warrants dated July 25, 2022 (the “Certificate of Adjustment”);

WHEREAS, following the effective date of the Certificate of Adjustment, the Company effected a stock combination in April 2023, whereby each set of fifty (50) shares of the Company’s equity securities were exchanged by the shareholders of the Company for one (1) share of the Company’s equity securities (the “Stock Combination”);

WHEREAS, the Company previously effected a stock offering in May 2023 where the lowest price of the equity securities issued in such offering was $3.69 per equity security (the “Stock Offering”);

WHEREAS, in accordance with Section 3(h) of the Warrants, the Company is required to provide a certificate of adjustment in favor of the Holder promptly following the occurrence of any event that has the effect of adjusting the Exercise Price of the Warrants or the number of Warrant Shares;

WHEREAS, in lieu of delivering a certificate of adjustment pursuant to Section 3(h) of the Warrants, this Amendment reflects the adjustments caused by the Stock Combination and Stock Offering such that, immediately prior to the effective date of this Amendment, the First Warrant was exercisable for 350 shares at $3.69 per share, the Second Warrant was exercisable for 350 shares at $3.69 per share, and the Third Warrant was exercisable for 225 shares at $3.69 per share; and

WHEREAS, in connection with that certain Seventh Amendment to Credit Agreement and Guaranty dated as of October 30, 2023, by and among the Company and the Holder (the “Seventh Amendment”) and the transactions contemplated by the Seventh Amendment as set forth therein, the Company desires to adjust the Exercise Price of the Warrants to $1.82.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Amendments to Warrants. Upon satisfaction of the conditions set forth in Section 3 below, the Warrants are hereby amended as follows:

(A)	The First Warrant which was previously exercisable for 350 shares at $3.69 per share, is now exercisable for 350 shares at $1.82 per share.

(B)	The Second Warrant which was previously exercisable for 350 shares at $3.69 per share, is now exercisable for 350 shares at $1.82 per share.

(C)	The Third Warrant which was previously exercisable for 225 shares at $3.69 per share, is now exercisable for 225 shares at $1.82 per share.

2.             Representations And Warranties. In order to induce the Holder to enter into this Amendment, the Company hereby represents and warrants to the Holder as follows:

(A)           The calculations set forth on Exhibit A attached hereto accurately reflect the facts underlying the Stock Combination and the Stock Offering which, by the terms of the Warrants, triggered an adjustment to the Exercise Price and/or the number of Warrant Shares for which the Warrants are exercisable and which are reflected in the amendments set forth above.

(B)           The execution, delivery and performance of this Amendment has been duly authorized by all necessary corporate action on the part of, and duly executed and delivered by, the Company.

3.           Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(A)           The Holder shall have received executed counterparts of this Amendment duly executed and delivered by the Company.

(B)           The Holder shall have received a duly executed copy of the Seventh Amendment.

4.            Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.

5.            Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

6.            Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Amendment.

7.            Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed as of the date hereof.

COMPANY:

AGILE THERAPEUTICS, INC.

By:	/s/ Al Altomari
Name: Alfred Altomari
Title: President and Chief Executive Officer

[Signature Page to Amendment to Warrants and Certificate of Adjustment]

HOLDER:

Perceptive Credit Holdings III, LP

By: Perceptive Credit Opportunities GP, LLC, its general partner

By:	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By:	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

[Signature Page to Amendment to Warrants and Certificate of Adjustment]

EXHIBIT A

See attached.

Ex. A